Exhibit 6.10.3

SECOND AMENDMENT TO BRIDGE LOAN AGREEMENT

This Second Amendment to Bridge Loan Agreement (this “Agreement”), dated as of February 1, 2024 (the “Second Amendment Effective Date”), is by and among HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), certain Subsidiaries of the Borrower party to the Bridge Loan Agreement referred to below (each individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), HC GOVERNMENT REALTY TRUST, INC., a Maryland corporation, as parent guarantor (the “Parent Guarantor”), and HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company (“Holmwood”; and together with the Parent Guarantor and the Subsidiary Guarantors, collectively, the “Guarantors”), the Lenders from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”). All capitalized terms used herein without definitions shall have the meanings given to such terms in the Bridge Loan Agreement (as hereinafter defined).

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, the financial institutions which are a party hereto as lenders (each a “Lender” and, collectively, the “Lenders”), are parties to that certain Bridge Loan Agreement, dated as of August 4, 2023, as amended by the First Amendment to Bridge Loan Agreement (the “First Amendment”) dated as of September 29, 2023 (as amended, restated supplemented or otherwise modified from time to time, the “Bridge Loan Agreement”);

WHEREAS, the Borrower and the Parent Guarantor have requested that the Lenders extend the maturity date and make certain other modifications to the Bridge Loan Agreement as set forth herein; and

WHEREAS, the Administrative Agent and the Lenders party hereto (constituting Requisite Lenders) are willing to extend the maturity date and to make such other modifications to the Bridge Loan Agreement, subject to, and on the terms and conditions more fully set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Amendments to Bridge Loan Agreement.

(a) The definition of “Maturity Date” set forth in Section 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Maturity Date” means June 30, 2024, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof, provided that if the Maturity Date falls on a day that is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.”

(b) Section 2.1(a) of the Bridge Loan Agreement is hereby amended by: (i) deleting the reference to “November 3, 2023” contained therein; and (ii) replacing such reference with the following: “June 30, 2024”, so that the last day of the Delayed Draw Period will be June 30, 2024.

2. Conditions Precedent. This Agreement shall be deemed to be effective as of the Second Amendment Effective Date, subject to the execution and delivery of the following documents, each in form and substance satisfactory to the Administrative Agent, and satisfaction of the additional conditions set forth below to the satisfaction of the Administrative Agent:

(a) this Agreement executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the Lenders constituting Requisite Lenders;

(b) a Compliance Certificate, executed by a Responsible Officer of the Borrower, demonstrating compliance with the covenants set forth in Section 10.1 as of the Second Amendment Effective Date (and utilizing the Borrower’s draft financial statements and preliminary results for the Reference Period ended December 31, 2023).

(c) a Borrowing Base Certificate calculated as of the Second Amendment Effective Date (and utilizing the Borrower’s draft financial statements and preliminary results for the Reference Period ended December 31, 2023);

(d) a bringdown officers’ certificate of the Borrower and the Guarantors covering such matters as are requested by the Administrative Agent;

(e) to the extent requested by the Administrative Agent, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, including any SS4, a properly completed and signed IRS Form W-8 or W-9, as applicable, and a current Certification of Beneficial Ownership;

(f) payment by the Borrower of (i) an extension fee in an amount equal to $62,500, due and payable to the Administrative Agent, for the ratable accounts of the Lenders, which fee is fully-earned on the Second Amendment Effective Date and non-refundable for any reason, and (ii) such other fees and expenses due in connection with this Second Amendment (including fees and expenses of counsel to the Administrative Agent, or satisfactory arrangements therefor shall have been made); and

(g) such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may deem necessary.

Without limiting the generality of the provisions of the last paragraph of Sections 12.2 or 12.6 of the Bridge Loan Agreement, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date specifying its objection thereto.

3. Affirmation and Acknowledgment. The Borrower hereby ratifies and confirms all of its Obligations to the Lenders, including, without limitation, the Loans, the Notes and the other Loan Documents, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders all Obligations under (and as defined in) the Bridge Loan Agreement, both before and after giving effect to this Agreement. Without limitation of the foregoing, the Borrower hereby ratifies and confirms all of its Obligations under the Fee Letter (including that the references to “Maturity Date” contained in Paragraph 3 thereof means the Maturity Date as such term is amended and extended pursuant to this Agreement). Each of the Guarantors hereby jointly and severally consents to the transactions contemplated by this Agreement and hereby ratifies and confirms all of its Obligations to the Lenders and the Administrative Agent and acknowledges and agrees that the guaranties made by it contained in the Guaranty are, and shall remain, in full force and effect after giving effect to this Agreement and the modifications effected hereby. The execution, delivery and effectiveness of this Agreement shall not, except as expressly consented to herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

4. Representations and Warranties. The Borrower and each of the Guarantors hereby jointly and severally represent and warrant to the Lenders and the Administrative Agent as follows:

(a) The execution, delivery and performance of this Agreement by the Borrower and each Guarantor (i) are within the authority of each Loan Party, (ii) have been duly authorized by all necessary proceedings on the part of such Loan Party and any direct or indirect general partner or manager thereof, (iii) do not and will not, by the passage of time, the giving of notice, or both, (A) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws and ERISA) relating to any Loan Party, (B) conflict with, result in a breach of, constitute a default under, or require any consent under, the articles of incorporation, bylaws, partnership agreement, trust indenture, operating agreement or other similar organizational documents of any Loan Party (including the organizational documents of the Parent Guarantor as modified by the Series C Articles Supplementary), any Management Agreement, or any indenture, agreement or other instrument to which any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties may be bound (including, in any event, the agreements and other documents listed on Schedule 7.7 of the Bridge Loan Agreement), or conflict with any judgment, order or decree that is binding upon Loan Party or any of their respective properties; or (C) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Liens created under the Loan Documents.

(b) This Agreement and the Bridge Loan Agreement and other Loan Documents constitute legal, valid and binding obligations of each Loan Party, enforceable against each such Loan Party in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(c) Other than approvals or consents which have been obtained (written copies of which have been furnished to the Administrative Agent), the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other transactions contemplated hereby, do not require any approval or consent of, or filing with, any third party or any governmental agency or authority.

(d) (i) There have been no changes to the certificates of formation, limited liability company agreements or other organizational documents (collectively, the “Organizational Documents”) of the Loan Parties, nor have any such Organizational Documents been amended, modified, or rescinded since such Organizational Documents were last furnished to the Administrative Agent on the Effective Date or the 2023 First Amendment Effective Date (as defined in the First Amendment), as applicable; (ii) each Loan Party is duly qualified and is in good standing as a foreign corporation, partnership, trust or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; and (iii) as of the Second Amendment Effective Date, the information included the Certification of Beneficial Ownership as to the Borrower most recently delivered to the Lenders is true and correct in all respects.

(e) The representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the Second Amendment Effective Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date). For purposes of this clause (e), the representations and warranties contained in Section 7.11 of the Bridge Loan Agreement are deemed to refer to the most recent statements furnished pursuant to Article IX of the Bridge Loan Agreement.

(f) Both immediately before and immediately after giving effect to this Agreement and the other transactions contemplated hereby, no Default or Event of Default under (and as defined in) the Bridge Loan Agreement has occurred and is continuing.

5. Miscellaneous Provisions.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be delivered via facsimile or pdf electronic mail, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Notwithstanding the foregoing, any pdf electronic signature shall be promptly followed by a manually executed, original counterpart. The existence of this Agreement may be established by the introduction into evidence of counterparts that are separately signed, provided they are otherwise identical in all material respects. This Agreement shall constitute a “Loan Document” for all purposes under the Bridge Loan Agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

BORROWER:	HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership

By: HC Government Realty Trust, Inc., its general partner

	By:	/s/ Jacqlyn Piscetelli
	Name:	Jacqlyn Piscetelli
	Title:	Chief Financial Officer

GUARANTORS:	HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company

By: HC Government Realty Trust, Inc., its sole member

	By:	/s/ Jacqlyn Piscetelli
	Name:	Jacqlyn Piscetelli
	Title:	Chief Financial Officer

HC GOVERNMENT REALTY TRUST, INC., a Maryland corporation

	By:	/s/ Jacqlyn Piscetelli
	Name:	Jacqlyn Piscetelli
	Title:	Chief Financial Officer

GOV VA FT SMITH, LLC,
GOV BENTON HARBOR, LLC,
GOV OWENSBORO, LLC,
GOV JONESBORO, LLC,
GOV PSL, LLC, each a Delaware limited liability company

By: HC Government Realty Holdings, L.P., the member-manager of each of the foregoing

By: HC Government Realty Trust, Inc., its general partner

By:	/s/ Jacqlyn Piscetelli
Name:	Jacqlyn Piscetelli
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James K. Komperda
Name:	James K. Komperda
Title:	Senior Vice President

LENDER:

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ James K. Komperda
Name:	James K. Komperda
Title:	Senior Vice President